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EXHIBIT 5.1

                               OPINION OF COUNSEL

November 19, 2001

Ladies and Gentlemen:

I have examined the Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-70858, filed by JDS Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on November 19, 2001 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 325,000 shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Stock") issued to Rockwell International Corporation. As counsel to the Company, I have examined the proceedings taken by the Company in connection with the registration of the shares of the Stock. It is my opinion that the shares of Stock that may be sold pursuant to the Registration Statement are legally and validly issued, fully paid and non-assessable. I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Christopher S. Dewees
Associate General Counsel